CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
6.375% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest	4,600,000	$25.00	$115,000,000	$15,686

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 600,000 additional 6.375% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest.

(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-185081) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185081

PROSPECTUS SUPPLEMENT

(To prospectus dated November 20, 2012)

4,000,000 Shares

6.375% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest

(Liquidation Preference $25 Per Share)

We are offering 4,000,000 of our 6.375% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the “Series I Preferred Shares”).

Distributions on the Series I Preferred Shares will be payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. The distribution rate is 6.375% per annum of the $25.00 liquidation preference, which is equivalent to $1.59375 per annum per Series I Preferred Share. The first distribution on the Series I Preferred Shares sold in this offering will be paid on April 15, 2013, and will be in the amount of $0.1815104 per share.

Generally, we may not redeem the Series I Preferred Shares until March 4, 2018. On or after March 4, 2018, we may, at our option, redeem the Series I Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. In addition, upon the occurrence of a change of control the result of which is that neither our common securities nor the common securities of the acquiring or surviving entity (or American Depositary Receipts (“ADRs”) representing such securities) are listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT or the NASDAQ Stock Market (“NASDAQ”) or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series I Preferred Shares, in whole or in part and within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. If we exercise our redemption right, you will not have the conversion right described below. The Series I Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a change of control by you. Holders of shares of the Series I Preferred Shares will generally have no voting rights except for limited voting rights if we fail to pay distributions for six or more quarterly periods (whether or not consecutive) and in certain other circumstances.

Upon the occurrence of a change of control the result of which is that neither our common securities nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) are listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on a successor exchange or quotation system, you will have the right (unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem your Series I Preferred Shares) to convert some or all of your Series I Preferred Shares into a number of our common shares equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Series I Preferred Share to be converted plus the amount of any accrued and unpaid distributions to and including the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series I Preferred Share distribution payment and prior to the corresponding Series I Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Share Price; and

•	2.0080 (the “Share Cap”), subject to certain adjustments;

in each case, subject to provisions for the receipt of alternative consideration as described in this prospectus supplement.

The Series I Preferred Shares are subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes (“REIT”).

We intend to file an application to list the Series I Preferred Shares on the NYSE under the symbol “LHOPrI.” If the application is approved, we expect trading of the Series I Preferred Shares on the NYSE to commence within 30 days following the initial delivery of the Series I Preferred Shares.

The Series I Preferred Shares have not been rated and are subject to the risks associated with non-rated securities. Investing in the Series I Preferred Shares involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 5 of our Annual Report on Form 10-K for the year ended December 31, 2012.

	Per Share	Total(1)
Public offering price	$25.00	$100,000,000
Underwriting discount	$0.7875	$3,150,000
Proceeds, before expenses, to us	$24.2125	$96,850,000

(1)	Assumes no exercise of the underwriters’ over-allotment option described below.

We granted the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional 600,000 Series I Preferred Shares at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about March 4, 2013.

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch	Citigroup

Lead Manager

RBC Capital Markets

Senior Co-Managers

Barclays	BMO Capital Markets	Deutsche Bank Securities	Raymond James

Co-Managers

Baird	MLV & Co.	US Bancorp

The date of this prospectus supplement is February 27, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. Neither we nor the underwriters are making an offer to sell the Series I Preferred Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or the documents incorporated by reference herein and therein is accurate as of any date other than their respective dates or such other dates as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to, and updates information contained in, the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will supersede such information.

This prospectus supplement does not contain all of the information that is important to your investment decision. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference.”

Unless otherwise indicated or the context requires otherwise, in this prospectus supplement references to “company,” “we,” “us,” and “our” refer to LaSalle Hotel Properties and its consolidated subsidiaries, including LaSalle Hotel Operating Partnership, L.P., our operating partnership, and LaSalle Hotel Lessee, Inc., a taxable REIT subsidiary (together with its wholly-owned subsidiaries, “LHL”).

LASALLE HOTEL PROPERTIES

LaSalle Hotel Properties, a Maryland real estate investment trust, primarily buys, owns, redevelops and leases upscale and luxury full-service hotels located in convention, resort and major urban business markets. We are a self-administered and self-managed REIT as defined in the Internal Revenue Code of 1986, as amended (the “Code”). As a REIT, we are generally not subject to federal corporate income tax on that portion of our net income that is currently distributed to our shareholders.

As of December 31, 2012, we owned interests in 40 hotels with over 10,600 guest rooms located in nine states and the District of Columbia. Each hotel is leased to LHL under a participating lease that provides for rental payments equal to the greater of (i) a base rent or (ii) a participating rent based on hotel revenues. A third-party non-affiliated hotel operator manages each hotel pursuant to a hotel management agreement.

We are the sole general partner of LaSalle Hotel Operating Partnership, L.P., our operating partnership. Substantially all of our assets are held directly or indirectly by, and all of our operations are conducted through, our operating partnership. As of December 31, 2012, we owned, through a combination of direct and indirect interests, 99.7% of the common units in our operating partnership.

Our principal offices are located at 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814. Our phone number is (301) 941-1500. Our website is www.lasallehotels.com. The information contained on our website is not part of this prospectus supplement.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series I Preferred Shares, see “Description of the Series I Preferred Shares” in this prospectus supplement and “Description of Preferred Shares” in the accompanying prospectus.

Issuer	LaSalle Hotel Properties.

Securities Offered	4,000,000 shares of our 6.375% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (4,600,000 shares if the underwriters exercise their over-allotment option in full). We reserve the right to reopen this series and issue additional Series I Preferred Shares either through public or private sales at any time.

Distributions	Investors will be entitled to receive cumulative cash distributions on the Series I Preferred Shares at the rate of 6.375% per annum of the $25.00 per share liquidation preference (equivalent to $1.59375 per annum per share). Distributions on the Series I Preferred Shares will be payable quarterly in arrears on or about the 15th day of each January, April, July and October. The first distribution on the Series I Preferred Shares sold in this offering will be paid on April 15, 2013, and will be in the amount of $0.1815104 per share.

No Maturity	The Series I Preferred Shares have no maturity date, and we are not required to redeem the Series I Preferred Shares. In addition, we are not required to set aside funds to redeem the Series I Preferred Shares. Accordingly, the Series I Preferred Shares will remain outstanding indefinitely unless we decide to redeem them or, under circumstances where you have a conversion right, you decide to convert them.

Optional Redemption	We may not redeem the Series I Preferred Shares prior to March 4, 2018, except as discussed below and in limited circumstances relating to our continuing qualification as a REIT. On and after March 4, 2018, we may, at our option, redeem the Series I Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption.

Special Optional Redemption	Upon the occurrence of a “Change of Control,” we may, at our option, redeem the Series I Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. If, prior to the Change of Control Conversion Date, we exercise our redemption right (whether our optional redemption right or our special optional redemption right), you will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the Series I Preferred Shares, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities

Exchange Act of 1934 (the “Exchange Act”) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights	Upon the occurrence of a Change of Control, you will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem your Series I Preferred Shares) to convert some or all of your Series I Preferred Shares into a number of our common shares of beneficial interest, par value $0.01 per share, equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Series I Preferred Share to be converted plus the amount of any accrued and unpaid distributions to and including the “Change of Control Conversion Date” (unless the Change of Control Conversion Date is after a record date for a Series I Preferred Share distribution payment and prior to the corresponding Series I Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum), by (ii) the “Common Share Price;” and

•	2.0080 (the Share Cap), subject to certain adjustments;

in each case, subject to provisions for the receipt of alternative consideration as described in this prospectus supplement.

If we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, you will not have any right to convert your Series I Preferred Shares in connection with the Change of Control Conversion Right and any Series I Preferred Shares subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

To see how we define “Change of Control Conversion Date” and “Common Share Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series I Preferred Shares — Conversion Rights.”

Except as provided above in connection with a Change of Control, the Series I Preferred Shares are not convertible into or exchangeable for any other securities or property.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series I Preferred Shares will have the right to receive $25.00 per share, plus any accrued and unpaid distributions to and including the date of payment, before any payments are made to the holders of our common shares.

Ranking	The Series I Preferred Shares rank senior to our common shares and future junior securities, pari passu with our Series G Preferred Shares (as defined below) and our Series H Preferred Shares (as defined below) and with future parity securities and junior to all of our existing and future indebtedness and any future senior securities, with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up.

Voting Rights	Holders of Series I Preferred Shares generally have no voting rights. However, if we do not pay distributions on the Series I Preferred Shares for six quarterly periods, whether or not consecutive, the holders of our Series I Preferred Shares, voting as a class with the holders of our 7 1/4% Series G Cumulative Redeemable Preferred Shares, par value $.01 per share (the “Series G Preferred Shares”), and our 7 1/2% Series H Cumulative Redeemable Preferred Shares, par value $.01 per share (the “Series H Preferred Shares”), and any other series of preferred shares that has similar voting rights, will be entitled to vote for the election of two additional trustees to serve on our Board of Trustees until we pay all distributions which we owe on the Series I Preferred Shares. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series I Preferred Shares is required for us to authorize, create or increase shares ranking senior to the Series I Preferred Shares or to amend our Declaration of Trust in a manner that materially and adversely affects the rights of the holders of the Series I Preferred Shares.

Among other things, we may, without any vote of the holders of the Series I Preferred Shares, issue additional Series I Preferred Shares.

Information Rights

During any period we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series I Preferred Shares are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series I Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC, pursuant to Section 13 or 15(d) under the Exchange Act if we were subject thereto (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series I Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series I Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing	We intend to file an application to list the Series I Preferred Shares on the NYSE under the symbol “LHOPrI.” If the application is approved, we expect trading of the Series I Preferred Shares on the NYSE to commence within 30 days following initial delivery of the Series I Preferred Shares.

Restrictions on Ownership	Our Declaration of Trust and the articles supplementary creating the Series I Preferred Shares contain restrictions on ownership, including provisions that limit to 9.8% the percentage ownership of the Series I Preferred Shares by any one person or group of affiliated persons. Our Declaration of Trust also contains provisions that limit to 9.8% the percentage ownership of our common shares by any one person or group of affiliated persons. These provisions may limit your ability to convert your Series I Preferred Shares into common shares. Our Board of Trustees may, in its discretion, exempt a person from the 9.8% ownership limits under certain circumstances.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $96,725,000 (approximately $111,252,500 if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for one or more of the following purposes: to redeem a portion of our outstanding Series G Preferred Shares, to reduce amounts outstanding under our senior unsecured credit facility, and for acquisitions, working capital and other general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	As described in “Use of Proceeds” in this prospectus supplement, we may use a portion of the net proceeds from this offering to reduce amounts outstanding under our senior unsecured credit facility. Affiliates of the underwriters are lenders under our credit facility and will each receive a pro rata portion of the net proceeds from this offering to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 5 of our Annual Report on Form 10-K for the year ended December 31, 2012, to read about certain risks you should consider before buying our Series I Preferred Shares.

Tax Consequences	Certain federal income tax considerations of purchasing, owning and disposing of the Series I Preferred Shares are summarized in “Additional Material Federal Income Tax Considerations” on page S-19 of this prospectus supplement, which supplements the discussion under the heading “Material Federal Income Tax Considerations” in the accompanying prospectus.

RISK FACTORS

Investing in our Series I Preferred Shares involves a high degree of risk. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Such risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect us. The risks described could affect our business, financial condition, liquidity, results of operations or prospects. In such a case, you may lose all or part of your investment. You should carefully consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the Series I Preferred Shares.

In addition to the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2012, we are also subject to the following risks:

Our Series I Preferred Shares are subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred shares and by other transactions.

The Series I Preferred Shares will rank junior to all of our existing and future debt and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceeding. Our future debt may include restrictions on our ability to pay distributions to preferred shareholders. Our Declaration of Trust currently authorizes the issuance of up to 40,000,000 preferred shares in one or more series. In addition, our Board of Trustees has the power under our Declaration of Trust to classify any of our unissued preferred shares, and to reclassify any of our previously classified but unissued preferred shares of any series from time to time, in one or more series of preferred shares. The issuance of additional preferred shares on parity with or senior to the Series I Preferred Shares would dilute the interests of the holders of the Series I Preferred Shares, and any issuance of preferred shares senior to the Series I Preferred Shares or of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series I Preferred Shares. Other than the conversion right afforded to holders of Series I Preferred Shares that may occur in connection with a change of control as described under “Description of the Series I Preferred Shares — Conversion Rights” below, none of the provisions relating to the Series I Preferred Shares contains any provisions affording the holders of the Series I Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series I Preferred Shares, so long as the rights of the Series I Preferred shareholders are not materially and adversely affected.

The Series I Preferred Shares have not been rated.

We have not sought to obtain a rating for the Series I Preferred Shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of our Series I Preferred Shares. In addition, we may elect in the future to obtain a rating of our Series I Preferred Shares, which could adversely impact the market price of our Series I Preferred Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series I Preferred Shares.

As a holder of Series I Preferred Shares, you have extremely limited voting rights.

Your voting rights as a holder of Series I Preferred Shares will be limited. Our common shares are the only class carrying full voting rights. Voting rights for holders of Series I Preferred Shares exist primarily with respect to adverse changes in the terms of the Series I Preferred Shares, the creation of additional classes or series of preferred shares that are senior to the Series I Preferred Shares and our failure to pay distributions on the Series I Preferred Shares.

The change of control conversion feature may not adequately compensate you, and the change of control conversion and redemption features of our Series I Preferred Shares may make it more difficult for or discourage a party from taking over our company.

Upon a change of control, the result of which is that neither our common securities nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) are listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, holders of our Series I Preferred Shares will have the right (subject to our special optional redemption right) to convert some or all of their Series I Preferred Shares into our common shares (or equivalent value of alternative consideration) and under these circumstances we will also have a special optional redemption right to redeem the Series I Preferred Shares. See “Description of the Series I Preferred Shares — Special Optional Redemption” and “— Conversion Rights.” Upon such a conversion, holders will be limited to a maximum number of shares equal to the Share Cap. If the Common Share Price is less than $12.45 (which is approximately 50% of the per-share closing sale price of our common shares on February 26, 2013), subject to adjustment, holders will receive a maximum of 2.0080 of our common shares per Series I Preferred Share, which may result in a holder receiving value that is less than the liquidation preference of the Series I Preferred Shares. In addition, those features of our Series I Preferred Shares may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common shares and Series I Preferred Shares with the opportunity to realize a premium over the then current market price or that shareholders may otherwise believe is in their best interests.

There is no established trading market for the Series I Preferred Shares, listing on the NYSE does not guarantee a market for our Series I Preferred Shares, and the market price and trading volume of our Series I Preferred Shares may fluctuate significantly.

The Series I Preferred Shares are a new issue of securities with no trading market. We intend to apply to list the Series I Preferred Shares on the NYSE under the symbol “LHOPrI”. However, an active and liquid trading market to sell the Series I Preferred Shares may not develop after the issuance of the Series I Preferred Shares offered hereby or, even if it develops, may not be sustained. Because the Series I Preferred Shares have no stated maturity date, investors seeking liquidity may be limited to selling their shares in the secondary market. If an active trading market does not develop, the market price and liquidity of the Series I Preferred Shares may be adversely affected. Even if an active public market does develop, we cannot guarantee you that the market price for the Series I Preferred Shares will equal or exceed the price you pay for your shares.

The market determines the trading price for the Series I Preferred Shares and may be influenced by many factors, including our history of paying distributions on the Series I Preferred Shares, variations in our financial results, the market for similar securities, investors’ perception of us, our issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Series I Preferred Shares carry a fixed distribution rate, their value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates may result in higher yields on other financial instruments and may lead purchasers of Series I Preferred Shares to demand a higher yield on the price paid for the Series I Preferred Shares, which could adversely affect the market price of the Series I Preferred Shares. Historically, the daily trading volume of our preferred shares has been lower than the trading volume of many other securities, including our common shares. As a result, investors who desire to liquidate substantial holdings of the Series I Preferred Shares at a single point in time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market price of such shares. This may also affect the ability of other investors seeking to dispose of their Series I Preferred Shares in the market at such time to sell their Series I Preferred Shares at a price they believe to be appropriate, including the price originally paid for them.

Market interest rates may have an effect on the value of the Series I Preferred Shares.

One of the factors that will influence the price of the Series I Preferred Shares will be the dividend yield on the Series I Preferred Shares (as a percentage of the market price of the Series I Preferred Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series I Preferred Shares to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series I Preferred Shares to decrease.

If our common shares are delisted, your ability to transfer or sell your Series I Preferred Shares may be limited and the market value of the Series I Preferred Shares will be materially adversely affected.

Other than in connection with certain change of control transactions, the Series I Preferred Shares do not contain provisions that protect you if our common shares are delisted. Since the Series I Preferred Shares have no mandatory redemption date, you may be forced to hold your Series I Preferred Shares and receive stated dividends on the shares when, as and if authorized by our Board of Trustees and declared by us with no assurance as to ever receiving the liquidation preference. In addition, if our common shares are delisted, it is likely that the Series I Preferred Shares will be delisted as well. Accordingly, if our common shares are delisted, your ability to transfer or sell your Series I Preferred Shares may be limited and the market value of the Series I Preferred Shares will be materially adversely affected.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $96,725,000 (approximately $111,252,500 if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for one or more of the following purposes: to redeem a portion of our outstanding Series G Preferred Shares, to reduce amounts outstanding under our senior unsecured credit facility, and for acquisitions, working capital and other general corporate purposes.

On December 31, 2012, the interest rate payable on our senior unsecured credit facility was 2.22% and the principal amount outstanding was approximately $153 million. Our senior unsecured credit facility has a maturity date of January 30, 2016.

Pending application of the net proceeds from this offering as described above, we may invest such proceeds in short-term, interest bearing investments.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC, Barclays Capital Inc., BMO Capital Markets Corp., Deutsche Bank Securities Inc., Raymond James & Associates, Inc. and U.S. Bancorp Investments, Inc. are lenders under our senior unsecured credit facility. Such affiliates will receive a pro rata portion of any net proceeds from this offering used to reduce the outstanding balance under our senior unsecured credit facility. In addition, certain of the underwriters and their affiliates may own Series G Preferred Shares. Such underwriters and their affiliates will receive a portion of the net proceeds from this offering to the extent they continue to hold Series G Preferred Shares on any scheduled redemption date in relation thereto. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

In the ordinary course of our business, we continually evaluate properties for our acquisition. At any given time, we may be a party to letters of intent or conditional purchase agreements with respect to possible acquisitions and may be in various stages of due diligence and underwriting as part of our evaluations. Consummation of any potential acquisition is often subject to outstanding conditions. We can give no assurance that we will acquire any particular potential acquisition property or, if we do, what the terms or timing of any such acquisition will be.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the periods shown:

Year Ended December 31, 2012	1.7x
Year Ended December 31, 2011	1.3x
Year Ended December 31, 2010	0.8x	(1)
Year Ended December 31, 2009	0.8x	(2)
Year Ended December 31, 2008	1.1x

(1)	The shortfall of earnings to combined fixed charges and preferred share dividends for year ended December 31, 2010 was approximately $10.1 million.
(2)	The shortfall of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 2009 was approximately $16.2 million.

The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the aggregate of fixed charges and preferred share dividends. For this purpose, earnings consist of pretax income from continuing operations before non-controlling interests, fixed charges (excluding interest capitalized), amortization of capitalized interest, extraordinary items and preferred share dividends. Fixed charges consist of interest expense (including interest costs capitalized), preferred share dividends and amortized premiums, discounts and capitalized expenses related to indebtedness.

DESCRIPTION OF THE SERIES I PREFERRED SHARES

This description of the Series I Preferred Shares supplements the description of the general terms and provisions of our shares of beneficial interest, including preferred shares, contained in the accompanying prospectus. You should consult that general description for further information.

General

We are currently authorized to issue up to 40,000,000 preferred shares in one or more series. Each series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law may permit and our Board of Trustees may determine by adoption of applicable articles supplementary to our Declaration of Trust.

This summary of the terms and provisions of the Series I Preferred Shares is not complete. Our Board of Trustees will adopt articles supplementary designating the terms of the Series I Preferred Shares, and you may obtain a complete copy of the articles supplementary designating the Series I Preferred Shares by contacting us. In connection with this offering, we will file the articles supplementary with the SEC. Our Board of Trustees may authorize the issue and sale of additional Series I Preferred Shares from time to time.

We intend to file an application to list the Series I Preferred Shares on the NYSE under the symbol “LHOPrI.” If the application is approved, we expect trading of the Series I Preferred Shares on the NYSE to commence within 30 days following initial delivery of the Series I Preferred Shares.

The transfer agent, registrar and distribution disbursement agent for the Series I Preferred Shares is Wells Fargo Bank, N.A.

Ranking

The Series I Preferred Shares rank senior to our common shares and to any other of our equity securities that by their terms rank junior to the Series I Preferred Shares with respect to payments of distributions or amounts upon our liquidation, dissolution or winding up. The Series I Preferred Shares rank on a parity with our Series G Preferred Shares, our Series H Preferred Shares and future equity securities that we may later authorize or issue and that by their terms are on a parity with the Series I Preferred Shares. The Series I Preferred Shares rank junior to any equity securities that we may later authorize or issue and that by their terms rank senior to the Series I Preferred Shares. Any such authorization or issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series I Preferred Shares. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series I Preferred Shares are junior to all of our existing and future indebtedness.

Distributions

Holders of the Series I Preferred Shares are entitled to receive, when and as authorized by our Board of Trustees, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 6.375% per annum of the $25.00 per share liquidation preference, equivalent to $1.59375 per annum per share. Distributions are payable quarterly in arrears on or about the 15th day of each January, April, July and October. The first distribution on the Series I Preferred Shares will be paid on April 15, 2013, and will be in the amount of $0.1815104 per share. Distributions payable on the Series I Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution falls, or such other date as designated by our Board of Trustees for the payment of distributions that is not more than 90 days nor less than 10 days prior to the distribution payment date.

Our Board of Trustees will not authorize, and we will not pay, any distributions on the Series I Preferred Shares or set aside funds for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of distributions on, or the purchase or redemption of, shares; under certain circumstances, these agreements could restrict or prevent the payment of distributions on or the purchase or redemption of Series I Preferred Shares. These restrictions may be indirect, for example covenants requiring us to maintain specified levels of net worth or assets, or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on the Series I Preferred Shares.

Notwithstanding the foregoing, distributions on the Series I Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are authorized. Accrued but unpaid distributions on the Series I Preferred Shares will not bear interest, and holders of the Series I Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on Series I Preferred Shares, including any capital gain distributions, will be credited to the previously accrued distributions on the Series I Preferred Shares. We will credit any distribution made on Series I Preferred Shares first to the earliest accrued and unpaid distribution due.

We will not declare or pay any distributions, or set aside any funds for the payment of distributions, on common shares or other shares that rank junior to the Series I Preferred Shares, or redeem or otherwise acquire common shares or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative distributions on the Series I Preferred Shares for all past dividend periods. In addition to the exceptions described in the accompanying prospectus, this restriction will not limit our redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Declaration of Trust in order to preserve our status as a REIT.

If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series I Preferred Shares and all shares that rank on a parity with Series I Preferred Shares, the amount which we have declared will be allocated pro rata to the Series I Preferred Shares and to each parity series of shares so that the amount declared for each Series I Preferred Share and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of the Series I Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders (after payment or provision for payment of all our debts and other liabilities) liquidating distributions in cash or property at fair market value as determined by our Board of Trustees equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions to and including the date of the payment. The holders of Series I Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares of beneficial interest that rank junior to the Series I Preferred Shares. The rights of holders of Series I Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares that is senior to the Series I Preferred Shares. Written notice will be given to each holder of Series I Preferred Shares of any such liquidation not less than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series I Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated. As of December 31, 2012, we had 6,348,888 of our Series G

Preferred Shares outstanding and 2,750,000 of our Series H Preferred Shares outstanding, all of which rank pari passu with the Series I Preferred Shares. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series I Preferred Shares and all other classes or series of our equity securities ranking on a parity with our Series I Preferred Shares, then we will distribute our assets to the holders of Series I Preferred Shares and all other classes or series of parity securities ratably in proportion to the full liquidating distributions they would otherwise have received.

Redemption

We may not redeem the Series I Preferred Shares prior to March 4, 2018, except as described below under “— Special Optional Redemption” and “— Restrictions on Ownership.” On and after March 4, 2018, at our option upon not less than 30 days’ nor more than 60 days’ written notice, we may redeem the Series I Preferred Shares, in whole or from time to time in part, at a redemption price of $25.00 per share, plus any accrued and unpaid distributions to and including the date fixed for redemption.

We will give notice by mail to each holder of record of Series I Preferred Shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series I Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series I Preferred Shares to be redeemed;

•	the place or places where the certificates for the Series I Preferred Shares are to be surrendered for payment; and

•	that distributions on the Series I Preferred Shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series I Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series I Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series I Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series I Preferred Shares called for redemption, then from and after the redemption date, those Series I Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series I Preferred Shares will terminate. The holders of those Series I Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

The holders of Series I Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series I Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series I Preferred Shares between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series I Preferred Shares to be redeemed.

The Series I Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership” below.

Subject to applicable law, we may purchase Series I Preferred Shares in the open market, by tender or by private agreement. We are permitted to return any Series I Preferred Shares that we reacquire to the status of authorized but unissued shares.

Special Optional Redemption

Upon the occurrence of a “Change of Control,” we may, at our option, redeem the Series I Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series I Preferred Shares (whether pursuant to our optional redemption right or our special optional redemption right), you will not have the conversion right described below under “— Conversion Rights.”

We will mail to you, if you are a record holder of the Series I Preferred Shares, a notice of redemption no less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series I Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series I Preferred Shares to be redeemed;

•	the place or places where the certificates for the Series I Preferred Shares are to be surrendered for payment;

•

that the Series I Preferred Shares are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that holders of the Series I Preferred Shares to which the notice relates will not be able to tender such Series I Preferred Shares for conversion in connection with the Change of Control and each Series I Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that distributions on the Series I Preferred Shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series I Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series I Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series I Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series I Preferred Shares called for redemption, then from and after the redemption date, those Series I Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series I Preferred Shares will terminate. The holders of those Series I Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

The holders of Series I Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series I Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series I Preferred Shares between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series I Preferred Shares to be redeemed.

A “Change of Control” is when, after the original issuance of the Series I Preferred Shares, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series I Preferred Shares will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series I Preferred Shares as described under “— Redemption” or “— Special Optional Redemption,” to convert some or all of the Series I Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of common shares per Series I Preferred Share (the “Common Share Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Series I Preferred Share to be converted plus the amount of any accrued and unpaid distributions to and including the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series I Preferred Share distribution payment and prior to the corresponding Series I Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Share Price (such quotient, the “Conversion Rate”); and

•	2.0080 (the Share Cap).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a common share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of our common shares outstanding after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 8,032,000 common shares (or equivalent Alternative Conversion Consideration, as applicable), subject to an increase to the extent the underwriters’ over-allotment option to purchase additional Series I Preferred Shares is exercised, not to exceed 9,236,800 common shares in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series I Preferred Shares will receive upon conversion of such Series I Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series I Preferred Shares will receive will be the form of consideration elected by the holders of the common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional common shares upon the conversion of our Series I Preferred Shares. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series I Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series I Preferred Shares may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Share Price;

•	the Change of Control Conversion Date, which will be a business day occurring within 20 to 35 days following the date of the notice;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series I Preferred Shares, you will not be able to convert Series I Preferred Shares and such Series I Preferred Shares will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series I Preferred Share;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series I Preferred Shares must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series I Preferred Shares.

To exercise the Change of Control Conversion Right, the holder of Series I Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series I Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of Series I Preferred Shares to be converted; and

•	that the Series I Preferred Shares are to be converted pursuant to the applicable provisions of the Series I Preferred Shares.

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series I Preferred Shares.

The “Common Share Price” will be (i) if the consideration to be received in the Change of Control by holders of our common shares is solely cash, the amount of cash consideration per common share, and (ii) if the consideration to be received in the Change of Control by holders of common shares is other than solely cash, the average of the closing price per common share on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.

Holders of Series I Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn Series I Preferred Shares;

•	if certificated Series I Preferred Shares have been issued, the certificate numbers of the withdrawn Series I Preferred Shares; and

•	the number of Series I Preferred Shares, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series I Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

Series I Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series I Preferred Shares, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series I Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series I Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to and including the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series I Preferred Shares into common shares. Notwithstanding any other provision of our Series I Preferred Shares, no holder of our Series I Preferred Shares will be entitled to convert such Series I Preferred Shares for our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the share ownership limits contained in our Declaration of Trust and the articles supplementary setting forth the terms of the Series I Preferred Shares. See “— Restrictions on Ownership,” below.

These Change of Control conversion and redemption features may make it more difficult for or discourage a party from taking over our company. See “Risk Factors — The change of control conversion feature may not adequately compensate you, and the change of control conversion and redemption features of our Series I Preferred Shares may make it more difficult for or discourage a party from taking over our company.”

Except as provided above in connection with a Change of Control, the Series I Preferred Shares are not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of Series I Preferred Shares will have no voting rights, except as follows:

•

If distributions on the Series I Preferred Shares are due but unpaid for six quarterly periods, whether or not consecutive, holders of the Series I Preferred Shares, voting separately as a class together with the holders of our Series G Preferred Shares, our Series H Preferred Shares and any other series of preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional trustees to serve on our Board of Trustees until all distribution arrearages have been paid or authorized and set aside for payment in full. The voting rights of the holders of Series I Preferred Shares in that circumstance are described more fully in the accompanying prospectus.

•

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series I Preferred Shares is required for us to authorize, create or increase shares ranking senior to the Series I Preferred Shares or to amend, alter or repeal our Declaration of Trust in a manner that materially and adversely affects the rights of the holders of the Series I Preferred Shares. These special voting rights of holders of Series I Preferred Shares are described more fully in the accompanying prospectus. For example, the holders of the Series I Preferred Shares will not have any voting rights in the event that there is a merger, consolidation or other event involving us, even if we are not the surviving entity, so long as the Series I Preferred Shares remain outstanding (that is, assumed by the entity surviving the event) with their terms materially unchanged. Such a merger, consolidation or other event will not be deemed to have materially and adversely affected the rights of the holders of the Series I Preferred Shares, even if our Declaration of Trust is amended, altered or repealed as a result of the event. We may also issue additional Series I Preferred Shares, or other parity shares, without any vote of the holders of the Series I Preferred Shares.

In any matter in which the Series I Preferred Shares are entitled to vote, each Series I Preferred Share will be entitled to one vote. If the holders of Series I Preferred Shares and another series of preferred shares are entitled to vote together as a single class on any matter, the Series I Preferred Shares and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period that we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series I Preferred Shares are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series I Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC, pursuant to Section 13 or 15(d) under the Exchange Act if we were subject thereto (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the

Series I Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series I Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Restrictions on Ownership

For information regarding restrictions on ownership of the Series I Preferred Shares, see “Description of Common Shares — Restrictions on Ownership” and “Description of Preferred Shares — Restrictions on Ownership” in the accompanying prospectus. The articles supplementary for the Series I Preferred Shares will provide that the ownership limitation described in the accompanying prospectus applies to ownership of Series I Preferred Shares as a separate class. We have the right to purchase or refuse to transfer any Series I Preferred Shares that are excess shares, as provided in our Declaration of Trust. If we elect to purchase such shares, the purchase price will be equal to $25.00 per share, plus any accrued and unpaid distributions to and including the date of purchase.

Ownership limits also apply to the common shares. See “Description of Common Shares — Restrictions on Ownership” in the accompanying prospectus. Notwithstanding any other provision of the Series I Preferred Shares, no holder of the Series I Preferred Shares will be entitled to convert any Series I Preferred Shares into common shares to the extent that receipt of common shares would cause such holder or any other person to exceed the ownership limits contained in our Declaration of Trust or in the articles supplementary for the Series I Preferred Shares.

ADDITIONAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Recent Legislation

Pursuant to recently enacted legislation, as of January 1, 2013, (1) the maximum tax rate on “qualified dividend income” received by U.S. shareholders taxed at individual rates is 20%, (2) the maximum tax rate on long-term capital gain applicable to U.S. shareholders taxed at individual rates is 20%, and (3) the highest marginal individual income tax rate is 39.6%. Pursuant to such legislation, the backup withholding rate remains at 28%. We urge you to consult your tax advisors regarding the impact of this legislation on the purchase, ownership and sale of the Series I Preferred Shares.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated the date of this prospectus supplement, among us, our operating partnership, and the underwriters named below, for whom Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of Series I Preferred Shares shown opposite their names below:

Underwriter	Number of Shares
Wells Fargo Securities, LLC	800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	800,000
Citigroup Global Markets Inc.	800,000
RBC Capital Markets, LLC	400,000
Barclays Capital Inc.	240,000
BMO Capital Markets Corp.	240,000
Deutsche Bank Securities Inc.	240,000
Raymond James & Associates, Inc.	240,000
Robert W. Baird & Co. Incorporated	120,000
MLV & Co. LLC	60,000
U.S. Bancorp Investments, Inc.	60,000

Total	4,000,000

The underwriters have agreed to purchase all of the Series I Preferred Shares sold under the underwriting agreement if any of those Series I Preferred Shares are purchased, other than those Series I Preferred Shares covered by the over-allotment option described below.

We have agreed to indemnify the underwriters and their respective controlling persons against specified liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series I Preferred Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel and other conditions such as the receipt by the underwriters of officers’ certificates, comfort letters and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Series I Preferred Shares to the public at the public offering price appearing on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $0.50 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per share to other dealers. After the initial offering, the public offering price and other selling terms may be changed.

The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option described below.

		Total
	Per Share	Without Option	With Option
Public offering price	$25.00	$100,000,000	$115,000,000
Underwriting discount	$0.7875	$3,150,000	$3,622,500
Proceeds, before expenses, to us	$24.2125	$96,850,000	$111,377,500

The expenses of the offering, exclusive of the underwriting discount, are estimated at approximately $125,000 and are payable by us.

Over-allotment Option

We have granted an option to the underwriters to purchase up to 600,000 additional Series I Preferred Shares at the public offering price appearing on the cover page of this prospectus supplement, less the underwriting discount, solely to cover over-allotments, if any. To the extent this option is exercised, each underwriter will become obligated, subject to conditions, to purchase a number of additional Series I Preferred Shares approximately proportionate to that underwriter’s initial purchase commitment. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If any additional Series I Preferred Shares are purchased, the underwriters will offer the additional Series I Preferred Shares on the same terms as those on which the Series I Preferred Shares are being offered.

No Sales of Series I Preferred Shares

We have agreed that, for a period of 30 days after the date of this prospectus supplement and subject to certain exceptions, we will not, directly or indirectly, without the prior written consent of the representatives offer, pledge, sell or contract to sell any Series I Preferred Shares; sell any option or contract to sell any Series I Preferred Shares; purchase any option or contract to sell any Series I Preferred Shares; grant any option, right or warrant to purchase any Series I Preferred Shares; enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Series I Preferred Shares; take any of the foregoing actions with respect to any securities convertible into or exchangeable or excisable for or repayable with Series I Preferred Shares; or file with the SEC a registration statement under the Securities Act relating to any additional Series I Preferred Shares or securities convertible into or exchangeable or exercisable for Series I Preferred Shares.

New York Stock Exchange Listing

We intend to file an application to list the Series I Preferred Shares on the NYSE under the symbol “LHOPrI.” If the application is approved, we expect trading of the Series I Preferred Shares on the NYSE to commence within 30 days after initial delivery of the Series I Preferred Shares. The underwriters have advised us that they intend to make a market in the Series I Preferred Shares before commencement of trading on the NYSE. They will have no obligation to make a market in the Series I Preferred Shares, however, and may cease market-making activities, if commenced, at any time.

Price Stabilization and Short Positions

Until the distribution of the Series I Preferred Shares is completed, SEC rules may limit the ability of the underwriters to bid for or purchase our Series I Preferred Shares. However, the underwriters may engage in transactions that stabilize the price of our Series I Preferred Shares, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the Series I Preferred Shares in connection with this offering, i.e., if they sell more Series I Preferred Shares than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Series I Preferred Shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of Series I Preferred Shares to stabilize the per share price or to reduce a short position may cause the price of our Series I Preferred Shares to be higher than it might be in the absence of those purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series I Preferred Shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC, Barclays Capital Inc., BMO Capital Markets Corp., Deutsche Bank Securities Inc., Raymond James & Associates, Inc. and U.S. Bancorp Investments, Inc. are lenders under our senior unsecured credit facility and will each receive a pro rata portion of the net proceeds from this offering to the extent that we use any such proceeds to reduce amounts outstanding under such facility. Because affiliates of the underwriters are lenders under our senior unsecured credit facility, it is possible that more than 5% of the proceeds from this offering (not including the underwriting discount) may be received by an underwriter and/or its affiliates. Nonetheless, the appointment of a qualified independent underwriter is not necessary in connection with this offering because REITs are excluded from the requirement of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions. In addition, affiliates of Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Investments, Inc. are lenders under our $300 million five-year term loan, and affiliates of BMO Capital Markets Corp., Raymond James & Associates, Inc. and U.S. Bancorp Investments, Inc. are lenders under our $177.5 million seven-year term loan.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the company. In particular, certain of the underwriters and their affiliates may own Series G Preferred Shares, and such underwriters and their affiliates will receive a portion of the net proceeds from this offering to the extent they continue to hold Series G Preferred Shares on any scheduled redemption date in relation thereto. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series I Preferred Shares. Any such short positions could adversely affect future trading prices of the Series I Preferred Shares.

Notice to Prospective Investors in the United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Series I Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series I Preferred Shares in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Series I Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Series I Preferred Shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Series I Preferred Shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Series I Preferred Shares to the public” in relation to any Series I Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series I Preferred Shares to be offered so as to enable an investor to decide to purchase or subscribe the Series I Preferred Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of Series I Preferred Shares in any Member State of the European Economic Area which has implemented the

Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Series I Preferred Shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Series I Preferred Shares which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither the Company nor the underwriters have authorised, nor do they authorise, the making of any offer of Series I Preferred Shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

EXPERTS

The consolidated financial statements and schedule of LaSalle Hotel Properties as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Hunton & Williams LLP will issue an opinion about the legality of our Series I Preferred Shares. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus supplement and the accompanying prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below, the file number for each of which is 1-14045, that have been previously filed with the SEC (other than any portion of these documents that is furnished or otherwise deemed not to be filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 20, 2013;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 9, 2012; and

•	our Current Reports on Form 8-K filed with the SEC on January 4, 2013 (excluding Item 7.01 and exhibit 99.1 of Item 9.01), February 5, 2013 and February 20, 2013.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the completion of this offering shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus supplement and any previously filed documents.

You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our Series I Preferred Shares will be listed.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us by contacting: Chief Financial Officer, LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, telephone: (301) 941-1500.

PROSPECTUS

Common Shares

Preferred Shares

Depositary Shares

Warrants to Purchase Common Shares or Preferred Shares

We or any selling shareholder may offer, issue and sell from time to time, together or separately, the securities described in this prospectus.

This prospectus describes some of the general terms that apply to the securities. We will provide specific terms of any securities we or any selling shareholder may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated in this prospectus.

We or any selling shareholder may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities. We will not receive any of the proceeds from the sale of securities by any selling shareholder.

Our common shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “LHO.” On November 19, 2012, the last reported sales price of our common shares on the NYSE was $23.36 per share

We impose certain restrictions on the ownership and transfer of our shares of beneficial interest. You should read the information under the section entitled “Description of Common Shares—Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and on page 3 of this prospectus and in the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2012

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

i

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities.

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto references to “company,” “we,” “us,” and “our” refer to LaSalle Hotel Properties, a Maryland real estate investment trust, and its consolidated subsidiaries, including LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership, which we refer to in this prospectus as the “Operating Partnership,” and LaSalle Hotel Lessee, Inc., one of our taxable REIT subsidiaries (“TRSs”), which we refer to in this prospectus as “LHL.”

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). The shelf registration statement, of which this prospectus is a part, is intended to replace our existing shelf registration statement (File No. 333-163296), which expires on November 23, 2012. By using a shelf registration statement, we or any selling shareholder to be named in a prospectus supplement may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we or any selling shareholder to be named in a prospectus supplement may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus only provides you with a general description of the securities we may offer. Each time we or any selling shareholder sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Our Company

We are a Maryland real estate investment trust that primarily buys, owns, redevelops and leases upscale and luxury full-service hotels located in convention, resort and major urban business markets. We are a self-administered and self-managed real estate investment trust for federal income tax purposes (“REIT”). As a REIT, we generally are not subject to federal corporate income tax on that portion of our net income that is currently distributed to our shareholders. The income of LHL, one of our wholly-owned TRSs, is subject to taxation at normal corporate rates.

As of September 30, 2012, we owned interests in 38 hotels with approximately 10,200 guest rooms located in nine states and the District of Columbia. Each hotel is leased to LHL or a wholly-owned subsidiary of LHL under a participating lease that provides for rental payments equal to the greater of (i) a base rent or (ii) a participating rent based on hotel revenues. The LHL leases expire between December 2012 and December 2015. Lease revenue from LHL and its wholly-owned subsidiaries is eliminated in consolidation. A third-party or non-affiliated hotel operator manages each hotel pursuant to a hotel management agreement.

We are the sole general partner of the Operating Partnership. Substantially all of our assets are held directly or indirectly by, and all of our operations are conducted through, the Operating Partnership. As of September 30, 2012, we owned, through a combination of direct and indirect interests, approximately 99.7% of the common units of limited partnership interest in the Operating Partnership. The remaining 0.3% is owned by limited partners who held 296,300 common units in the Operating Partnership at September 30, 2012. Common units in the Operating Partnership are redeemable for cash, or at our option, for a like number of our common shares of beneficial interest, $0.01 par value per share.

Our principal offices are located at 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814. Our phone number is (301) 941-1500. Our website is www.lasallehotels.com. The information found on or accessible through our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for the following periods:

Nine Months Ended September 30, 2012	1.76x
Year Ended December 31, 2011	1.28x
Year Ended December 31, 2010	0.84x	(1)
Year Ended December 31, 2009	0.75x	(2)
Year Ended December 31, 2008	1.06x
Year Ended December 31, 2007	1.33x

(1)	The shortfall of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 2010 was approximately $10,082.
(2)	The shortfall of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 2009 was approximately $16,197.

The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by the aggregate of fixed charges and preferred share dividends. For this purpose, earnings consist of pretax income from continuing operations before noncontrolling interests, fixed charges (excluding interest capitalized), amortization of capitalized interest, extraordinary items and preferred share dividends. Fixed charges consist of interest expense (including interest costs capitalized), preferred share dividends and amortized premiums, discounts and capitalized expenses related to indebtedness.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should consider carefully the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2011, as well as the risks, uncertainties and additional information (i) set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “plan,” “seek,” “should,” “will” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•

risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, potential unionization, actual or threatened terrorist attacks, any type of flu or disease-related pandemic and downturns in general and local economic conditions;

•	the availability and terms of financing and capital and the general volatility of securities markets;

•	the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly;

•	risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act of 1990, as amended, and similar laws;

•	interest rate increases;

•	our possible failure to maintain our qualification as a REIT and the risk of changes in laws affecting REITs;

•	the possibility of uninsured losses;

•	risks associated with redevelopment and repositioning projects, including delays and cost overruns; and

•

the factors discussed in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, including those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Accordingly, there is no assurance that our expectations will be realized. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as otherwise required by law, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section below entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K, as updated by our future filings.

USE OF PROCEEDS

Under the partnership agreement of the Operating Partnership, we must invest the net proceeds of any securities offering in the Operating Partnership in exchange for additional common units or preferred units of limited partnership interest in the Operating Partnership. Unless otherwise specified in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include the acquisition or development of additional hotel properties, the repayment of outstanding indebtedness, the renovation, expansion and improvement of our existing hotels and for other general corporate purposes. Any specific allocation of the net proceeds of an offering of securities will be determined at the time of such offering and will be described in the accompanying supplement to this prospectus.

We will not receive any of the proceeds of the sale by any selling shareholder of the securities covered by this prospectus.

DESCRIPTION OF COMMON SHARES

General

Under Maryland law, a shareholder is not personally liable for our obligations solely as a result of being a shareholder. Our declaration of trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our bylaws further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance that we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Our declaration of trust provides that we may issue up to 200 million common shares of beneficial interest, par value $.01 per share. In addition, units of limited partnership interest in the Operating Partnership may be redeemed for cash or, at our option, common shares on a one-for-one basis. On November 20, 2012, there were 86,260,744 common shares outstanding.

The common shares we may from time to time sell though this prospectus will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our declaration of trust regarding restrictions on ownership and transfers of shares of beneficial interest, holders of common shares are entitled to receive distributions if, as and when authorized and declared by our board of trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all our known debts and liabilities. (Throughout this prospectus (other than in “Material Federal Income Tax Considerations”), we use the term “distribution” interchangeably with the term “dividend.”)

Subject to the provisions of our declaration of trust regarding restrictions on ownership and transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

Holders of common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding restrictions on transfer, common shares have equal distribution, liquidation and other rights.

Certain Provisions of the Declaration of Trust

Pursuant to Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that the board of trustees, with the approval of a majority of the votes entitled to be cast at a meeting of shareholders, may amend our declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that we have the authority to issue. Our declaration of trust also provides that a merger transaction or termination of the trust must be approved, at a meeting of the shareholders called for that purpose, by the affirmative vote of not less than two-thirds of all the votes entitled to be cast on the matter. Under Maryland law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under Maryland law or as a REIT under the Code without the affirmative vote of the shareholders. Our declaration of trust permits such action by our board of trustees, provided that under our declaration of trust our board of trustees may take no action to terminate our status as a REIT until the board adopts a resolution recommending such termination and the resolution is approved by the holders of a majority of our issued and outstanding common shares.

Limitations of Liability and Indemnification of Trustees and Officers

Maryland law and our declaration of trust exculpate each trustee and officer in actions by us or by shareholders in derivative actions from liability but does not limit liability to the extent:

•	it is proved that the trustee or officer received an improper personal benefit in money, property or service, or

•	as established by a final adjudication, the trustee’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action.

The declaration of trust also provides that we will indemnify a present or former trustee or officer against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, trustee or other similar capacity. However, Maryland law prohibits indemnification if a court establishes that:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

The foregoing indemnification provisions could operate to indemnify trustees, officers or other persons who exert control over us against liabilities arising under the Securities Act. Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We believe that the exculpation and indemnification provisions in the declaration of trust help induce qualified individuals to agree to serve as our officers and trustees by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in our declaration of trust and Maryland law give you a more limited right of action than you otherwise would have in the absence of such provisions. We also maintain an insurance policy covering certain liabilities incurred by our trustees and officers in connection with the performance of their duties.

Classification of Board of Trustees, Vacancies and Removal of Trustees

Our board of trustees is divided into three classes of trustees, serving staggered three year terms. At each annual meeting of shareholders, the class of trustees to be elected at the meeting generally will be elected for a three-year term and the trustees in the other two classes will continue in office. A trustee may only be removed for cause by the affirmative vote of the holders of a majority of our outstanding common shares. We believe that the classified board will help to assure the continuity and stability of our board of trustees and our business strategies and policies as determined by our board of trustees. The use of a staggered board may delay or defer a change in control of us or the removal of incumbent management.

Our declaration of trust and bylaws provide that a majority of the remaining trustees may fill any vacancy on the board of trustees. In addition, our declaration of trust and bylaws effectively provide that only the board of trustees may increase or decrease the number of persons serving on the board of trustees. These provisions preclude shareholders from removing incumbent trustees, except for cause after a majority affirmative vote, and from filling the vacancies created by such removal with their own nominees until the next annual meeting of shareholders.

Policy on Majority Voting

Effective February 15, 2007, we adopted additional bylaw provisions concerning majority voting. Pursuant to the bylaw provisions, in an uncontested election of trustees, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board of Trustees for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by the Company of the shareholder vote at the election, will make a recommendation to the Board of Trustees concerning the acceptance or rejection of the resignation offer. The Board of Trustees will take formal action on the recommendation no later than 90 days following certification of the shareholder vote by the Company. We will publicly disclose, in a Form 8-K filed with the SEC, the decision of the Board of Trustees. The Board of Trustees will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Restrictions on Ownership and Transfer

To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned directly or indirectly by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year and at least 100 persons must beneficially own our outstanding shares for at least 335 days of a taxable year of 12 months. To help ensure that we meet these tests, our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares or any class or series of our preferred shares (the “Ownership Limit”).

Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”) (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) beneficially owning or constructively owning shares of beneficial interest to the extent that such beneficial ownership or constructive ownership would result in our otherwise failing to qualify as a REIT under the Code (including, but not limited to, ownership that would result in our actually owning or constructively owning an interest in a tenant that is described in section 856(d)(2)(B) of the Code if the income we derived from such tenant would cause us to fail to satisfy any of the gross income requirements of section 856(c) of the Code), or (iii) transferring our shares of beneficial interest if, as a result of the transfer, our shares of beneficial interest would be beneficially owned by less than 100 persons (determined without reference to the rules of attribution under section 544 of the Code). Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of trustees, in its sole discretion, may grant to any person who makes a request an exception from the Ownership Limit and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must generally provide to our board of trustees (i) information satisfactory to the board of trustees, in its reasonable discretion, demonstrating that such person is not an individual for purposes of section 542(a)(2) of the Code (determined taking into account section 856(h)(3)(A) of the Code) and (ii) such representations and undertakings, if any, as our board of trustees may, in its reasonable discretion, require to ensure that the conditions in clause (i) above are satisfied and will continue to be satisfied throughout the period during which such person owns shares of beneficial interest in excess of the Ownership Limit. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT.

Further, our board of trustees, in its sole discretion, may grant to any person who makes a request an exception to the Ownership Limit or an excluded holder limit with respect to the ownership of any series or class of preferred shares by such person, subject to the conditions and limitations described below. First, the board of trustees shall have determined that (i) assuming such person would beneficially own or constructively own the maximum amount of common shares and preferred shares permitted as a result of the exception to be granted and (ii) assuming that all other persons who would be treated as “individuals” for purposes of section 542(a)(2) of the Code (determined taking into account section 856(h)(3)(A) of the Code) would beneficially own or constructively own the maximum amount of common shares and preferred shares permitted under our declaration of trust (taking into account any exception, waiver, or exemption granted to (or with respect to) such persons), we would not be “closely held” within the meaning of section 856(h) of the Code (assuming that the ownership of shares is determined during the second half of a taxable year) and would not otherwise fail to qualify as a REIT. Second, such person shall provide to the board of trustees any representations and undertakings as the board of trustees may, in its sole discretion, determine to be necessary in order for it to make the determination that the conditions set forth above have been or will continue to be satisfied. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT.

In addition, prior to granting any exception or exemption from the Ownership Limit, our board of trustees must receive a ruling from the Internal Revenue Service (“IRS”) or advice of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole and absolute discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares of beneficial interest which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

All certificates representing our common shares bear a legend referring to the restrictions described above.

If you own more than 5% of our common shares or any series of preferred shares, you must file a written response to our request for share ownership information, which we will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares you own and a description of how you hold the shares. In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT.

These ownership limitations could have the effect of precluding, and may be used to preclude, a third party from obtaining control over us.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services.

DESCRIPTION OF PREFERRED SHARES

General

Our declaration of trust provides that we may issue up to 40 million preferred shares, $.01 par value per share. As of November 20, 2012, 6,348,888 shares of our 7 1/4 % Series G Cumulative Redeemable Preferred Shares (“Series G Preferred Shares”) and 2,750,000 shares of our 7 1/2 % Series H Cumulative Redeemable Preferred Shares (“Series H Preferred Shares”) were issued and outstanding.

Our board of trustees has the power under our declaration of trust to classify any of our unissued preferred shares, and to reclassify any of our previously classified but unissued preferred shares of any series from time to time, in one or more series of preferred shares.

The issuance of preferred shares could adversely affect the voting power, dividend rights and other rights of holders of common shares. Although our board of trustees has no intention at the present time, it could establish a series of preferred shares that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common shares or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred shares will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

In connection with our issuance of preferred shares, our board of trustees will adopt a resolution designating the series of preferred shares, establishing the number of shares included in the series and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions of redemption. The preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

Articles supplementary that will become part of our declaration of trust will reflect the specific terms of any new series of preferred shares offered. A prospectus supplement will describe these specific terms, including:

•	the title and stated value of the preferred shares;

•	the number of preferred shares, the liquidation preference per preferred share and the offering price of the preferred shares;

•	the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

•	the date from which distributions on the preferred shares shall accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for the preferred shares;

•	the provision for a sinking fund, if any, for the preferred shares;

•	the provisions for redemption, if applicable, of the preferred shares;

•	any listing of the preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred shares may or will be convertible into our common shares, including the conversion price or manner of calculation thereof;

•	the relative ranking and preferences of the preferred shares as to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs;

•

any limitations on direct or beneficial ownership and restrictions on transfer of the preferred shares, and, if convertible, the related common shares, in each case as may be appropriate to preserve our status as a REIT;

•	a discussion of certain material federal income tax considerations applicable to the preferred shares; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to our common shares and to all other classes or series of equity securities issued by us ranking junior to the preferred shares;

•	on a parity with all classes or series of equity securities issued by us which by their terms rank on a parity with the preferred shares; and

•	junior to all classes or series of equity securities issued by us which by their terms rank senior to the preferred shares.

Distributions

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will have the rights with respect to payment of distributions set forth below.

Holders of the preferred shares of each series will be entitled to receive, when, as and if authorized by our board of trustees, out of assets legally available for payment, cash distributions in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each distribution shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of trustees.

Distributions on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution payable on a distribution payment date on any series of preferred shares for which distributions are non-cumulative, then the holders of the series of preferred shares will have no right to receive a distribution in respect of the related distribution period and we will have no obligation to pay the distribution accrued for the period, whether or not distributions on the series of preferred shares are declared payable on any future distribution payment date.

If preferred shares of any series are outstanding, no full distributions will be authorized or paid or set apart for payment on any of our shares of any other series ranking, as to distributions, on a parity with or junior to the preferred shares of the series for any period unless:

•

if the series of preferred shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past distribution periods; or

•

if the series of preferred shares do not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of the series.

When distributions are not paid in full (or a sum sufficient for the full payment is not so set apart) on preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the preferred shares of the series, all distributions authorized upon preferred shares of the series and any other series of preferred shares ranking on a parity as to distributions with the preferred shares shall be authorized pro rata so that the amount of distributions authorized per preferred share of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued distributions per share on the preferred shares of the series and the other series of preferred shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on preferred shares of the series that may be in arrears.

Except as provided in the immediately preceding paragraph, unless:

•

if the series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of the series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods; and

•

if the series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of the series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other shares ranking junior to the preferred shares of the series as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be authorized or made upon the common shares, or any other of our shares ranking junior to or on a parity with the preferred shares of the series as to distributions or upon liquidation, nor shall any shares of common shares, or any other shares ranking junior to or on a parity with the preferred shares of the series as to distributions or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by us except:

•	by conversion into or exchange for any of our other shares ranking junior to the preferred shares of the series as to distributions and upon liquidation;

•

by redemption, purchase or acquisition of equity securities under any of our incentive, benefit or share purchase plans for officers, Trustees or employees or others performing or providing similar services; or

•	by other redemption, purchase or acquisition of such shares for the purpose of preserving our status as a REIT.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid distributions thereon (which shall not, if the preferred shares do not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of our shares, the terms of the preferred shares may provide that, if no shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares shall automatically and mandatorily be converted into the applicable shares of ours pursuant to conversion provisions specified in the applicable prospectus supplement.

We will not redeem less than all of a series of preferred shares, or purchase or acquire preferred shares of any series, other than conversions or exchanges for common shares or other shares junior to the preferred shares, unless:

•

if the series of preferred shares has cumulative dividends, we have declared and paid full cumulative dividends for all past and current dividend periods for this series or declared and reserved funds for payment; or

•	if the series of preferred shares does not have cumulative dividends, we have declared and paid full dividends for the current dividend period or declared and reserved funds for payment.

If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder (with adjustments to avoid redemption of fractional shares) or by lot or in any other reasonable manner.

We may, however, purchase or acquire preferred shares of any series to preserve our status as a REIT or pursuant to an offer made on the same terms to all holders of preferred shares of that series.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books. Each notice shall state:

•	the redemption date;

•	the redemption price;

•	the number of shares and series of the preferred shares to be redeemed;

•	the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

•	that distribution on the shares to be redeemed will cease to accumulate on the redemption date; and

•	the date upon which any conversion rights will terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date distributions will cease to accumulate on the preferred shares, and all rights of the holders of the preferred shares will terminate, except the right to receive the redemption price.

Liquidation Preference

If we liquidate, dissolve or wind up our affairs, then holders of each series of preferred shares will receive out of our legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before we make any distributions to holders of our common shares or any other shares ranking junior to the preferred shares. Once holders of outstanding preferred shares receive their respective liquidating distributions, they will have no right or claim to any of our remaining assets. In the event that our assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding preferred shares and all other classes or series of our shares ranking on a parity with our preferred shares, then we will distribute our assets to those holders in proportion to the full liquidating distributions to which they would otherwise have received.

After we have paid liquidating distributions in full to all holders of our preferred shares, we will distribute our remaining assets among holders of any other shares ranking junior to the preferred shares according to their respective rights and preferences and number of shares.

A consolidation or merger of us with any other corporation or entity, or a sale of all or substantially all of our property or business, does not constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Holders of preferred shares will not have any voting rights, except as set forth below or in the prospectus supplement.

Whenever we have not paid dividends on any preferred shares for six or more consecutive quarterly periods, the holders of such shares may vote, separately as a class with all other series of preferred shares on which we have not paid dividends, for the election of two additional trustees. In this event, our board of trustees will be increased by two trustees. The holders of record of at least 10% of any series of preferred shares on which we have not paid dividends may call a special meeting to elect these additional trustees unless we receive the request less than 90 days before the date of the next annual or special meeting of shareholders. Whether or not the holders call a special meeting, the holders of a series of preferred shares on which we have not paid dividends may vote for the additional trustees at the next annual meeting of shareholders and at each subsequent annual meeting until:

•

if the series of preferred shares has a cumulative dividend, we have fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or we have declared the unpaid dividends and set apart a sufficient sum for their payment; or

•

if the series of preferred shares does not have a cumulative dividend, we have fully paid four consecutive quarterly dividends, or we have declared the dividends and set apart a sufficient sum for their payment.

Unless the prospectus supplement provides otherwise, we cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of each series of preferred shares:

•	authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the series of preferred shares as to dividends or liquidation distributions;

•	reclassify any authorized equity securities into shares ranking senior to the series of preferred shares as to dividends or liquidation distributions;

•

issue any obligation or security convertible into or evidencing the right to purchase any equity security ranking senior to the series of preferred shares as to dividends or liquidation distributions; or

•

amend, alter or repeal any provision of our declaration of trust, whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred shares.

For these purposes, our convertible debt securities, if any, will not be considered equity securities. In addition, the following events do not materially and adversely affect a series of preferred shares:

•

a merger, consolidation or other event involving us, even if we are not the surviving entity, so long as the preferred shares remain outstanding (that is, issued by the entity that does survive the event) with their terms materially unchanged;

•	an increase in the amount of authorized preferred shares;

•	the creation or issuance of any class or series of equity securities ranking the same as or junior to such series as to dividends and liquidation distributions; or

•

an increase in the amount of authorized shares of such series of preferred shares or of any other class or series of equity securities ranking the same as or junior to such series as to dividends and liquidation distributions.

The holders of a series of preferred shares will have no voting rights, however, if we redeem or call for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption at or before the time the act occurs requiring the vote.

Shareholder Liability

As discussed above under “Description of Common Shares—General,” under Maryland law, a shareholder, including holders of preferred shares, is not personally liable for our obligations solely as a result of his or her status as a shareholder. Our declaration of trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our bylaws further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance that we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Restrictions on Ownership and Transfer

As discussed above under “Description of Common Shares—Restrictions on Ownership and Transfer,” in order for us to qualify as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. As a result, our declaration of trust provides, among other restrictions, that no person may beneficially own or constructively own more than 9.8% (in value or number of shares, whichever is more restrictive) of our issued and outstanding common shares or any class or series of preferred shares. The articles supplementary designating the terms of each series of preferred shares may contain additional provisions restricting the ownership and transfer of the preferred shares. The prospectus supplement will specify any additional ownership limitation relating to a series of preferred shares.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the registrar and transfer agent for the preferred shares will be Wells Fargo Shareowner Services.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred shares. We will deposit preferred shares represented by depositary shares under a separate deposit agreement among us, a preferred share depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a preferred share represented by the depositary share, all the rights and preferences of the preferred shares represented by the depositary shares. Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred shares to a preferred share depositary, the preferred share depositary will issue the depositary receipts.

Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred shares to a preferred share depositary, the preferred share depositary will issue the depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash dividends on the preferred shares to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.

If a distribution on the preferred shares is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible and we approve, the depositary may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Shares

Unless we have previously called the underlying preferred shares for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional underlying preferred shares together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred shares represents more preferred shares than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by a depositary, the depositary will redeem the corresponding amount of depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred shares. If we intend to redeem less than all of the underlying preferred shares, we and the depositary will select the depositary shares to be redeemed as nearly pro rata as practicable without creating fractional depositary shares or by any other equitable method determined by us that preserves our REIT status.

On the redemption date:

•	all dividends relating to the shares of preferred shares called for redemption will cease to accrue;

•	we and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

•

all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Shares

When a depositary receives notice regarding a meeting at which the holders of the underlying preferred shares have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred shares represented by that holder’s depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each underlying preferred share represented by the depositary share.

Conversion of Preferred Shares

Depositary shares will not themselves be convertible into common shares or any other securities or property. However, if the underlying preferred shares are convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred shares represented by their depositary shares into whole common shares or other preferred shares, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, we will convert the preferred shares using the same procedures as those provided for delivery of preferred shares. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. We will not issue fractional common shares upon conversion. If a conversion will result in the issuance of a fractional share, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, we and the depositary may not make any amendment that:

•	would materially and adversely alter the rights of the holders of depositary shares; or

•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred shares.

Subject to exceptions in the deposit agreement and except to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred shares and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the depositary if:

•	the termination is necessary to preserve our REIT status; or

•	a majority of each series of preferred shares affected by the termination consents to the termination.

Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional preferred shares and any other property represented by the depositary shares. If we terminate a deposit agreement to preserve our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange.

In addition, a deposit agreement will automatically terminate if:

•	we have redeemed all underlying preferred shares subject to the agreement;

•

a final distribution of the underlying preferred shares in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each underlying preferred shares has been converted into other shares not represented by depositary shares.

Charges of a Preferred Share Depositary

We will pay all transfer and other taxes and governmental charges arising in connection with a deposit agreement. In addition, we will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to resign. We may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying preferred shares.

Neither the depositary nor we will be liable if any law or any circumstances beyond our respective control prevent or delay the depositary or us from performing our respective obligations under a deposit agreement. Our obligations and the obligations of a depositary under a deposit agreement will be limited to performing our respective duties under the deposit agreement in good faith. Neither we nor a depositary will be obligated to prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred shares unless they are furnished with satisfactory indemnity.

We and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

In the event a depositary receives conflicting claims, requests or instructions from us and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from us.

Depositary

The prospectus supplement will identify the depositary for the depositary shares.

Listing of the Depositary Shares

The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent specified in the applicable prospectus supplement.

The agent for the warrants will act solely for us in connection with the warrants of the series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	a discussion of certain material federal income tax considerations applicable to warrants; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a holder of our securities, may consider relevant in connection with the purchase, ownership and disposition of our securities. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders of our securities in light of their personal investment or tax circumstances, or to certain types of holders of our securities that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals, partnerships and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our securities;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our securities through the exercise of employee share options or otherwise as compensation;

•	persons holding our securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our securities through a partnership or similar pass-through entity.

This summary assumes that holders of our securities hold our securities as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that received the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1998. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and the holders of its securities. These laws are highly technical and complex.

In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 2009 through December 31, 2011, and our organization and current and proposed method of operation will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2012 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions (as well as assumptions as to the correctness of an opinion of other counsel regarding our qualification as a REIT), is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of ownership of our shares of beneficial interest, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•

net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other nonqualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (A) the amount we actually distributed plus (B) retained amounts on which corporate-level tax was paid by us.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•

If we fail any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of such assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 began applying to us beginning with our 1999 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set apart or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the Code, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our declaration of trust provides restrictions regarding the transfer and ownership of our shares of beneficial interest. See “Description of Common Shares—Restrictions on Ownership and Transfer.” We believe that we have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our declaration of trust are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a limited liability company that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. A REIT may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an “eligible independent contractor” (as defined below under “—Gross Income Tests—Rents from Real Property”) to operate or manage a lodging facility or health care facility and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. Additionally, a TRS that employs individuals working at a qualified lodging facility located outside the United States will not be considered to operate or manage a qualified lodging facility as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as dividend income to the extent of the TRS’s current and accumulated earnings and profits. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed two TRSs, LHL, whose wholly owned subsidiaries are the lessees of our hotel properties, and RDA Entity, Inc. (“RDA Entity”), which owns an interest in the Operating Partnership. We refer to LHL and its wholly owned subsidiaries as our TRS lessees. We may also form additional TRSs in the future.

Ownership of Subsidiary REIT. The Operating Partnership owns 100% of the common shares of Glass Houses Inc. (the “Subsidiary REIT”), a Maryland real estate investment trust that elected to be taxed as a REIT commencing with its taxable year ended December 31, 2008. The Subsidiary REIT currently owns certain hotels located in Washington, D.C.

The Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described that apply to us. We believe that the Subsidiary REIT is organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if the Subsidiary REIT were to fail to qualify as a REIT, then (i) the Subsidiary REIT would become subject to regular corporate income tax as described in “—Failure to Qualify”, and (ii) our ownership of shares in the Subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test, and the 10% value test generally applicable to our ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “—Asset Tests”. If the Subsidiary REIT were to fail to qualify as a REIT, it is possible that we would not meet the 10% vote test and the 5% asset test, 10% value test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT unless we could avail ourselves of certain relief provisions, as described in “—Asset Tests”.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•

income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of both of the gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain” below. Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and denominator for purposes of both of the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•

Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS and the property is a “qualified lodging facility,” such TRS may not directly or indirectly operate or manage such property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS (such operator, an “eligible independent contractor”).

•

Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the leased properties. We need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of services not described in the prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

Our TRS lessees lease from the Operating Partnership, the Subsidiary REIT and their subsidiaries the land (or leasehold interest), buildings, improvements, furnishings and equipment comprising our hotel properties. In order for the rent paid under the leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•

the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•

the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that our leases are structured so that they qualify as true leases for federal income tax purposes. Our belief is based on the following with respect to each lease:

•

the lessor (either the Operating Partnership, the Subsidiary REIT or one of their subsidiaries) and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•

the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through hotel managers that are eligible independent contractors, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;

•

the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than real estate and personal property taxes and the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•

in the event of damage or destruction to a hotel, the lessee is at economic risk because it bears the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to the abatement of rent during the period of repair and restoration to the extent the hotel is not tenantable;

•

the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (i) injury to persons or damage to property occurring at the hotels or (ii) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•

the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•

each lease that we have entered into, at the time we entered into it (or at any time that any such lease is subsequently renewed or extended) enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel is expected to have a substantial remaining useful life and substantial remaining fair market value.

We expect that the leases we enter into in the future with our TRS lessees will have similar features.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, or disregarded altogether for tax purposes, part or all of the payments that the Operating Partnership, the Subsidiary REIT and their subsidiaries receive from the TRS lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We currently lease all of our hotels to TRS lessees and intend to lease to a TRS any hotels we acquire in the future. In addition, our declaration of trust prohibits transfers of our shares of beneficial interest that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares of beneficial interest, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified lodging facility outside the United States will not be considered to operate or manage a qualified lodging facility located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, rent that we receive from a TRS with respect to any property will qualify as “rents from real property” as long as the property is a “qualified lodging facility” and such property is operated on behalf of the TRS by a person from whom we derive no income who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

Our TRS lessees lease our hotel properties, which we believe constitute qualified lodging facilities. Our TRS lessees have engaged independent third-party hotel managers that qualify as “eligible independent contractors” to operate the related hotels on behalf of such TRS lessees. Our TRS lessees will only engage hotel managers that qualify as “eligible independent contractors.”

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property. We believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property, when taken together with all of our other nonqualifying income, will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT qualification.

Fourth, we generally cannot furnish or render services to the tenants of our hotels, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Furthermore, our TRSs may provide customary and noncustomary services to our tenants without tainting our rental income from such properties. However, we need not provide services through an “independent contractor” or TRS but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs or would not otherwise jeopardize our tax status as a REIT.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (i) the percentage rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (iii) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the TRS lessees are required to pay certain additional charges. To the extent that such additional charges represent either (i) reimbursements of amounts that we are obligated to pay to third parties, such as a TRS lessee’s proportionate share of a property’s operational or capital expenses, or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead may be treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test, or they may be treated as nonqualifying income for purposes of both gross income tests. We believe that we have structured our leases in a manner that will enable us to satisfy the REIT gross income tests.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may selectively invest in mortgage debt when we believe our investment will allow us to acquire control of the related real estate. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We selectively invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that our mezzanine loans typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•

the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•

either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•

if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any net income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or the Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75%

and 95% gross income tests. A “hedging transaction” means either (i) any transaction entered into in the normal course of our or the Operating Partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests. We may have gross income that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our anticipated sources of nonqualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables, certain money market funds, and, in certain circumstances, foreign currencies;

•	U.S. government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1.0 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we selectively invest from time to time in mortgage debt and mezzanine loans. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. The IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (ii) the fair market value of the loan. We intend to invest in mortgage debt in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus, no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10.0 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we hold satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the shareholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized net capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities, as described above.

We may satisfy the 90% distribution test with taxable distributions of our shares of beneficial interest or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2012 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares of beneficial interest. We have no current intention to make a taxable dividend payable in our shares of beneficial interest.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (for which the cure provisions are described above), we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as dividend income. Subject to certain limitations, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2012 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our shares of beneficial interest that for federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our shares, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends. Our dividends will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 15% through 2012. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 35%. Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRS lessees, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend with respect to the relevant distribution.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of beneficial interest by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s shares. Instead, the distribution will reduce the adjusted basis of such shares of beneficial interest. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares of beneficial interest as long-term capital gain, or short-term capital gain if the shares of beneficial interest have been held for one year or less, assuming the shares of beneficial interest are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

For taxable years beginning after December 31, 2012, certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property subject to certain exceptions. Our dividends and the gain from the sale of our shares generally will be subject to the Medicare tax.

Taxation of U.S. Shareholders on the Disposition of Our Shares

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our shares may be disallowed if the U.S. shareholder purchases other shares within 30 days before or after the disposition.

Taxation of U.S. Shareholders on a Conversion of Preferred Shares

Except as provided below, (i) a U.S. shareholder generally will not recognize gain or loss upon the conversion of preferred shares into our common shares, and (ii) a U.S. shareholder’s basis and holding period in our common shares received upon conversion generally will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our common shares received in a conversion that are attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the preferred shares for more than one year at the time of conversion. U.S. shareholders are urged to consult with their tax advisors regarding the federal income tax consequences of any transaction by which such holder exchanges our common shares received on a conversion of preferred shares for cash or other property.

Taxation of U.S. Shareholders on a Redemption of Preferred Shares

A redemption of preferred shares will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the preferred shares (in which case the redemption will be treated in the same manner as a sale described above in “—Taxation of U.S. Shareholders on the Disposition of Our Shares”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the U.S. shareholder’s interest in our shares, (ii) results in a “complete termination” of the U.S. shareholder’s interest in all of our classes of shares or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the U.S. shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular U.S. shareholder of the preferred shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of preferred shares does not meet any of the three tests described above, the redemption proceeds will be treated as a taxable as a dividend, as described above in “—Taxation of Taxable U.S. Shareholders.” In that case, a U.S. shareholder’s adjusted tax basis in the redeemed preferred shares will be transferred to such U.S. shareholder’s remaining share holdings in us. If the U.S. shareholder does not retain any of our shares, such basis could be transferred to a related person that holds our shares or it may be lost.

Under proposed Treasury regulations, if any portion of the amount received by a U.S. shareholder on a redemption of any class of our preferred shares is treated as a distribution with respect to our shares but not as a taxable dividend, then such portion will be allocated to all shares of the redeemed class held by the redeemed shareholder just before the redemption on a pro-rata, share-by-share, basis. The amount applied to each share will first reduce the redeemed U.S. shareholder’s basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If the redeemed shareholder has different bases in its shares, then the amount allocated could reduce some of the basis in certain shares while reducing all the basis and giving rise to taxable gain in others. Thus, the redeemed U.S. shareholder could have gain even if such U.S. shareholder’s basis in all its shares of the redeemed class exceeded such portion.

The proposed Treasury regulations permit the transfer of basis in the redeemed preferred shares to the redeemed U.S. shareholder’s remaining, unredeemed preferred shares of the same class (if any), but not to any other class of shares held (directly or indirectly) by the redeemed U.S. shareholder. Instead, any unrecovered basis in the redeemed preferred shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations will ultimately be finalized.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate, absent additional congressional action, will apply until December 31, 2012). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2012. Absent additional congressional action, that rate will increase to 20% for sales and exchanges of such assets occurring after December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. For taxable years beginning after December 31, 2012, certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on net gains from the sale or other disposition of property, such as our shares of beneficial interest, subject to certain exceptions.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our shareholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of our shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares; or

•	a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our shares that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our shares, including any reporting requirements.

Distributions

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest” (“USRPI”), as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (conducted through a U.S. permanent establishment, where applicable), the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. Except with respect to certain distributions attributable to the sale of USRPIs described below, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For taxable years beginning after December 31, 2013, certain non-U.S. shareholders will be subject to U.S. withholding tax at a rate of 30% on dividends paid on our shares of beneficial interest, if certain disclosure requirements related to U.S. ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a rate of 30% will be imposed, for taxable years beginning after December 31, 2016, on proceeds from the sale of our shares of beneficial interest received by certain non-U.S. shareholders. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in certain corporations at least 50% of whose assets consist of USRPIs. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

However, if a class of our shares of beneficial interest is regularly traded on an established securities market in the United States, capital gain distributions on that class of shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 5% of that class of shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe that our common shares, Series G Preferred Shares and Series H Preferred Shares are regularly traded on an established securities market in the United States. If a class of our shares is not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of the applicable class of shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our shares during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis.

Dispositions

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our shares if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are and will continue to be a United States real property holding corporation based on our investment strategy. However, despite our status as a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our shares if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met. If a class of our shares is regularly traded on an established securities market, an additional exception to the tax under FIRPTA is available with respect to that class of our shares, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells the applicable class of our shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if:

•	that class of our shares is treated as being regularly traded under applicable Treasury regulations on an established securities market; and

•	the non-U.S. shareholder owned, actually or constructively, 5% or less of that class of our shares at all times during a specified testing period.

As noted above, we believe our common shares, Series G Preferred Shares and Series H Preferred Shares are regularly traded on an established securities market.

If the gain on the sale of our shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

Conversion of Preferred Shares

The conversion of preferred shares into our common shares may be a taxable exchange for a non-U.S. shareholder if our preferred shares constitute USRPIs. Even if our preferred shares constitute USRPIs, provided our common shares also constitute USRPIs, a non-U.S. shareholder generally will not recognize gain or loss upon a conversion of preferred shares into our common shares so long as certain FIRPTA-related reporting requirements are satisfied. If our preferred shares constitute USRPIs and such requirements are not satisfied, however, a conversion will be treated as a taxable exchange of preferred shares for our common shares. Such a deemed taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., a corporate or a non-corporate stockholder, as the case may be) on the excess, if any, of the fair market value of such non-U.S. shareholder’s common shares received over such non-U.S. shareholder’s adjusted basis in its preferred shares. Collection of such tax will be enforced by a refundable withholding tax at a rate of 10% of the value of the common shares.

Non-U.S. shareholders are urged to consult with their tax advisors regarding the federal income tax consequences of any transaction by which such shareholder exchanges our common shares received on a conversion of preferred shares for cash or other property.

•	Redemption of Preferred Shares

For a discussion of the treatment of a redemption of preferred shares for a non-U.S. shareholder, see “—Taxation of U.S. Shareholders on a Redemption of Preferred Shares.”

Information Reporting Requirements and Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% (through 2012) with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. U.S. shareholders that hold our shares through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends paid after December 31, 2013 and proceeds of sale of our shares paid after December 31, 2016 if certain disclosure requirements related to U.S. accounts are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in The Operating Partnership and Subsidiary Partnerships

Substantially all of our investments are owned indirectly through the Operating Partnership, which owns the hotel properties either directly or through certain subsidiaries. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. There is a risk that the right of a holder of units in the Operating Partnership to redeem the units for our shares could cause the units to be considered readily tradable on the substantial equivalent of a secondary market. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exception”), interests in a partnership will not be treated as readily tradable on a secondary market or a substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable years. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future. Additionally, if the Operating Partnership were a publicly traded partnership, we believe that the Operating Partnership would have sufficient qualifying rental income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT unless we qualified for certain relief provisions, because the value of our ownership interest in the Operating Partnership exceeds 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership’s taxable income.

Income Taxation of Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Our Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. When cash is contributed to a partnership in exchange for a partnership interest, such as our contribution of the proceeds of any offering to the Operating Partnership for in exchange for units, similar rules apply to ensure that the existing partners in the partnership are charged with, or benefit from, respectively, the unrealized gain or unrealized loss associated with the partnership’s existing properties at the time of the cash contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). In the case of a contribution of cash, a book-tax difference may be created because the fair market value of the properties of the partnership on the date of the cash contribution may be higher or lower than the partnership’s adjusted tax basis in those properties. Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Our contribution of the proceeds of any future offering to the Operating Partnership may create a book-tax difference. Furthermore, the Operating Partnership may admit partners in the future in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences. Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis in the hands of the Operating Partnership of properties contributed in the future (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all our properties were to have a tax basis equal to their fair market value at the time of the contribution of cash or property and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Operating Partnership;

•	increased by our allocable share of the Operating Partnership’s income and our allocable share of indebtedness of the Operating Partnership; and

•

reduced, but not below zero, by our allocable share of the Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the indebtedness of the Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to The Operating Partnership. To the extent that the Operating Partnership acquires hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership’s

initial basis in hotels acquired in exchange for units in the Operating Partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally will depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Operating Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions that are attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, preventing an expiration of current federal income tax rates on December 31, 2010 by amending the sunset provisions such that they will take effect on December 31, 2012. The amended sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that currently are in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders of our securities are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our securities.

State, Local and Foreign Taxes

We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a holder of our securities transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our securities.

SELLING SHAREHOLDERS

Information about selling shareholders of LaSalle Hotel Properties, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC which are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents;

•	in block trades;

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing shareholders or other securityholders.

The prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange on which the securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The distribution of the offered securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common shares, which are currently listed on the NYSE. We currently intend to list any common shares sold pursuant to this prospectus on the NYSE. We may elect to list any series of preferred shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, dealers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We also may sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and special reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common shares are listed. We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. The documents listed below have been filed by us under the Exchange Act with the SEC and are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 22, 2012;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 9, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on April 18, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on July 18, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on October 17, 2012;

•

our Current Reports on Form 8-K filed with the SEC on January 4, 2012 (excluding Item 7.01 and exhibit 99.1 of Item 9.01), January 10, 2012 (excluding Item 7.01 and exhibit 99.1 of Item 9.01), February 1, 2012, March 9, 2012 (excluding Item 7.01 and exhibit 99.1 of Item 9.01), April 19, 2012 (excluding Item 7.01 and exhibit 99.1 of Item 9.01), April 23, 2012, May 18, 2012 (excluding Item 7.01 and exhibit 99.1 of Item 9.01), August 3, 2012 (excluding Item 7.01 and exhibit 99.1 of Item 9.01) and October 17, 2012 (excluding Item 7.01 and exhibit 99.1 of Item 9.01);

•

the description of our common shares in our Registration Statement on Form 8-A filed with the SEC on April 21, 1998, including any amendments and reports filed for the purpose of updating such description; and

•

the description of our Series G Preferred Shares in our Registration Statement on Form 8-A filed with the SEC on November 16, 2006 and the description of our Series H Preferred Shares in our Registration Statement on Form 8-A filed with the SEC on January 24, 2011, including any amendments and reports filed for the purpose of updating such descriptions.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any securities covered by this prospectus and the accompanying prospectus supplement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the accompanying prospectus supplement and any previously filed documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus or the applicable prospectus supplement is delivered, upon written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us by contacting: Chief Financial Officer, LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, (301) 941-1500. You also may obtain copies of these filings, at no cost, by accessing our website at www.lasallehotels.com; however, the information found on our website is not considered part of this prospectus or any accompanying prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and schedule of LaSalle Hotel Properties as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

4,000,000 Shares

6.375% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest

(Liquidation Preference $25 Per Share)

PROSPECTUS SUPPLEMENT

Wells Fargo Securities

BofA Merrill Lynch

Citigroup

RBC Capital Markets

Barclays

BMO Capital Markets

Deutsche Bank Securities

Raymond James

Baird

MLV & Co.

US Bancorp

February 27, 2013